Exhibit 5.1

[Form of Legal Opinion]

December         , 2003

US LEC Corp.

Morrocroft III

6801 Morrison Boulevard

Charlotte, North Carolina 28211

Re:	2,500,000 Shares of US LEC Corp. Class A Common Stock to be Sold Pursuant to a Registration Statement on Form S-3 (Registration No. 333- )

Ladies and Gentlemen:

We have acted as counsel to US LEC Corp., a Delaware corporation (the “Company”), in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 with respect to 2,500,000 shares of the Company’s Class A common stock, par value $.01 per share (the “Shares”). The Shares were issued pursuant to a Stock Purchase Agreement (the “SPA”) dated as of November 7, 2003 by and among the Company, Richard T. Aab, SuperSTAR Associates Limited Partnership and the purchasers identified therein.

In giving this opinion, we have reviewed a copy of the SPA, the Registration Statement and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed. In such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the original document of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to us as original documents, the correctness of all statements of fact contained in all such original documents and the lack of any undisclosed termination, modification, waiver or amendment in respect of any document reviewed by us. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

Based upon the foregoing, we are of the opinion that the Shares to be offered and sold pursuant to the Registration Statement are legally issued, fully paid and nonassessable.

This opinion is delivered to you solely for your use in connection with the Registration Statement and may not be used or relied upon by you for any other purpose or by any other person without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

Moore & Van Allen, PLLC